  As filed with the Securities and Exchange Commission on February 24, 1998
                                                          Registration No. 333-
===============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549


                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933


                       WALLACE COMPUTER SERVICES, INC.
           (Exact name of Registrant as specified in its charter)


           Delaware                                            36-2515832
(State or other jurisdiction of                             (I.R.S. employer
incorporation or organization)                           identification number)


                              2275 Cabot Drive
                           Lisle, Illinois  60532
                               (630) 588-5000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             Michael J. Halloran
                       Vice President, Chief Financial
                       Officer and Assistant Secretary
                       Wallace Computer Services, Inc.
                              2275 Cabot Drive
                           Lisle, Illinois  60532
                               (630) 588-5000
              (Name, address, including zip code, and telephone
             number, including area code, of agent for service)

                               ---------------

                                 Copies to:


           Steven L. Carson                            Frederick C. Lowinger
General Counsel and Assistant Secretary                  Steven Sutherland
    Wallace Computer Services, Inc.                        Sidley & Austin
           2275 Cabot Drive                           One First National Plaza
        Lisle, Illinois  60532                        Chicago, Illinois  60603
            (630) 588-5000                                  (312) 853-7000

                              Marc D. Bassewitz
                               Latham & Watkins
                           Sears Tower, Suite 5800
                           Chicago, Illinois  60606
                                (312) 876-7700


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEE

================================================================================================

                                             Proposed           Proposed
Title of each class of     Amount to         maximum             maximum
   securities to be            be         offering price        aggregate           Amount of
      registered           registered      per unit (1)   offering price (1)(2)  registration fee
-------------------------------------------------------------------------------------------------
Debt Securities (4)(7)        (3)              (3)                 (3)                 (3)
Preferred Stock (5)(7)        (3)              (3)                 (3)                 (3)
 Common Stock (6)(7)          (3)              (3)                 (3)                 (3)
================================================================================================
        Total           $300,000,000 (8)      100%            $300,000,000 (7)       $88,500
================================================================================================

                           (footnotes on next page)

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

(footnotes from previous page)
____________________

     (1) The proposed maximum per unit and aggregate offering prices per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

     (2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act").

     (3) Not required to be included in accordance with General Instruction II.D. of Form S-3 under the Securities Act.

     (4) Subject to note (8) below, the Registrant is registering hereunder an indeterminate principal amount of Debt Securities as may be sold, from time to time, by the Registrant. If any Debt Securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $300,000,000 less the dollar amount of any securities previously issued hereunder.

     (5) Subject to note (8) below, the Registrant is registering hereunder an indeterminate number of shares of Preferred Stock of the Company as may be sold from time to time.

     (6) Subject to note (8) below, the Registrant is registering hereunder an indeterminate number of shares of Common Stock of the Company as may be sold from time to time.

     (7) Subject to note (8) below, the Registrant is registering hereunder an indeterminate principal amount of Debt Securities, and an indeterminate number of shares of Preferred Stock and Common Stock of the Company, as shall be issuable upon conversion or redemption of Debt Securities, Preferred Stock or Common Stock of the Company, as the case may be, registered hereunder.

     (8) In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed $300,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units, or composite currencies. The aggregate amount of Common Stock registered hereunder is further limited to that which is permissible under Rule 415(a)(4) under the Securities Act. The securities registered hereunder may be sold separately or as units with other securities registered hereunder.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                SUBJECT TO COMPLETION, DATED FEBRUARY 24, 1998

PROSPECTUS
                                 $300,000,000

                                [WALLACE LOGO]

                       Wallace Computer Services, Inc.

                               Debt Securities
                               Preferred Stock
                                 Common Stock

     Wallace Computer Services, Inc., a Delaware corporation (the "Company" or "Wallace"), may offer from time to time (i) unsecured debt securities ("Debt Securities") consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series, (ii) shares of preferred stock, par value $50.00 per share ("Preferred Stock"), in one or more series, or (iii) shares of common stock, par value $1.00 per share ("Common Stock") (the Debt Securities, Preferred Stock and Common Stock are collectively referred to as "Securities"), or any combination of the foregoing, at an aggregate initial public offering price not to exceed $300,000,000 (or the equivalent thereof if Debt Securities are denominated in one or more foreign currencies or foreign currency units), at prices and on terms to be determined at or prior to the time of sale.

     Specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (as supplemented by any applicable pricing supplement relating thereto, a "Prospectus Supplement"), together with the terms of the offering of the Securities, the initial public offering price and the net proceeds to the Company from the sale thereof. The Prospectus Supplement will set forth, among other matters, the following with respect to the particular Securities: (i) in the case of Debt Securities, the specific designation, aggregate principal amount, ranking, subordination provisions, covenants, authorized denominations, maturity, rate or method of calculation of interest and dates for payment thereof, any conversion, redemption, prepayment or sinking fund provisions, the currency, currencies or currency units in which principal, premium, if any, or interest, if any, is payable and the initial offering price, (ii) in the case of Preferred Stock, the designation, number of shares, liquidation preference, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions, any conversion or exchange rights and (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof.

                                --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

     The Company may sell Securities directly to purchasers or through agents designated from time to time by the Company or to or through underwriters or a group of underwriters which may be managed by one or more underwriters. If any agents of the Company or any underwriters are involved in the sale of Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commission or discount will be set forth in the applicable Prospectus Supplement. The net proceeds to the Company from the sale of Securities will be the initial public offering price of such Securities less such discount, in the case of an offering through an underwriter, or the purchase price of such Securities less such commission, in the case of an offering through an agent, and less, in each case, other expenses of the Company associated with the issuance and distribution of such Securities.

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                                --------------

               The date of this Prospectus is          , 1998.

                            AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities offered hereby.
Such reports, proxy statements, Registration Statement and exhibits and other information omitted from this Prospectus can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its Northeast Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Midwest Regional Office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at (http://www.sec.gov). The Company files electronically with the Commission. The Company's Common Stock is listed on the New York Stock Exchange, and such reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.



               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Annual Report of the Company on Form 10-K for the fiscal year ended July 31, 1997, the Quarterly Report of the Company on Form 10-Q for the quarter ended October 31, 1997, the Current Reports of the Company on Form 8-K dated November 18, 1997 (as amended by the Form 8-K/A dated January 16, 1998) and January 5, 1998 and the registration statement of the Company on Form 8-A, dated March 14, 1990, are incorporated by reference into this Prospectus. All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities contemplated hereby shall be deemed to be incorporated by reference into this Prospectus and to be made a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, in the accompanying Prospectus Supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

     Copies of the above documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents) may be obtained upon written or oral request without charge from the Company, 2275 Cabot Drive, Lisle, Illinois 60532 (telephone number (630) 588-5395), Attention: Investor Relations.



               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus and the accompanying Prospectus Supplement include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this Prospectus and the Prospectus Supplement that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's and its subsidiaries' business and operations, plans, references to future success and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including the special considerations discussed in this Prospectus and the Prospectus Supplement; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company and its subsidiaries; competitive actions by other companies; changes in laws or regulations; successful integration of acquisitions; labor market conditions and raw material costs; and other factors, many of which are beyond the control of the Company and its subsidiaries. Consequently, all of the forward-looking statements made in this Prospectus and the Prospectus Supplement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company and its subsidiaries or their business or operations.

                                --------------

     The following trademarks and service marks of Wallace are mentioned in this Prospectus or the Prospectus Supplement: "Wallace Information Network(TM),""W.I.N.(TM)," "W.I.N. Direct(TM)," "@W.I.N. Direct(TM)," "StatusNow!(TM)," "Select Services(R)" and "TOPS(R)."

                                 THE COMPANY

     Wallace manufactures and distributes a wide range of consumable business supplies and information management products, including paper and electronic business forms, office supplies, labels, and commercial and promotional printed materials. Wallace's strategy is to utilize information management tools to offer its products and services through a solutions-based approach aimed at reducing costs, increasing efficiencies and generating value for its customers. Wallace's success has largely been attained through its focus on developing and integrating new technologies into its products and services. Management believes Wallace offers one of the broadest ranges of information management products and services in the industry.

     Over the past four years, Wallace has become recognized in the industry as a leader in total print and integrated supply management. By combining forms, print and office products management, Wallace serves as a single source for all the business supplies used by large organizations. Central to Wallace's integrated services is the Wallace Information Network ("W.I.N."), a comprehensive forms management tool that ties customers into Wallace's corporate information system and centrally organizes and manages a customer's data regarding the manufacture, storage and distribution of printed materials and consumable supplies. Since its introduction in 1993, the W.I.N. system has become recognized in the industry as a benchmark. It continues to be one of the few systems that can bring complete, current data about every order, shipment and item in inventory to the customer's desktop for analysis and decision making. As of December 31, 1997, more than 300 mid-to-large sized organizations utilized W.I.N. as their central information tool in Wallace's integrated supply management services.

WALLACE PRODUCTS AND SERVICES

Wallace's principal products and services include:

     Business Forms. The Company provides stock and custom paper and electronic products for businesses, government agencies, and for healthcare, not-for-profit and educational institutions. Examples of forms provided by the Company include air freight package forms, monthly billing statements, mortgage applications, healthcare forms, credit card statements and point-of-sale transaction forms. Wallace's value-added services provide substantial benefits to large, paper-intensive organizations which seek ways to increase efficiency and reduce costs. Wallace's success is based on its long-term contract commitments, diverse product offerings, unique services (such as W.I.N.) and extensive distribution network.

     Promotional Printing. Through its COLORFORMS division, the Company produces materials that serve the targeted marketing and direct response markets. Typical products include sweepstakes mailings, credit card offers and on-demand, individual mailings. The Company provides a full-service, quick response, value-added resource to its customers, and supplies national coverage and state-of-the-art imaging capabilities and service options, which are designed to increase promotion response rates and reduce customer costs.

     Commercial Printing. The Company's commercial printing business primarily consists of high-color, high-quality commercial printing and catalogs and directories. Typical products include corporate image materials, promotional literature, product brochures, product documentation literature, retail point-of-sale materials and health care plan directories. By acquiring Post Printing Company in the fall of 1996, Moran Printing Company in the summer of 1997 and Graphic Industries, Inc. ("Graphic") in late 1997, Wallace has significantly expanded its commercial printing capabilities. Wallace's focus is on fulfilling he total print requirements of its targeted customer base, the Fortune 1000. The Company differentiates itself from competitors in the printing industry by utilizing its W.I.N. system capabilities and distribution expertise to provide a fully integrated service for customers.

     Office Products. The Company manufactures office products such as legal pads, computer paper, ink jet printer cartridges, ribbons and ATM and cash register paper rolls. Wallace also offers an extensive selection of brand-name and discount brand office supplies and standardized business forms for the home, school and office markets. Through its alliances with United Stationers and, more recently, Boise Cascade Office Products, Wallace acts as a contract stationer to customers, enabling the Company to access new customer accounts and further establishing itself as a leading full source supplier of office products. Wallace can supply approximately 23,000 office and computer supplies to its customers and can provide nationwide delivery on a next-day basis. Wallace's TOPS group manufactures and sells pad products and stock forms to office products retailers and wholesalers.

     Labels. Wallace is one of the only national suppliers with a full range of label options and integrated services. The Company produces bar-coded shipping labels, consumer product labels, airline bag tags, blank stock labels, electronic article surveillance tags and labeling software, printers and applicators. Wallace produces both electronic data processing ("EDP") labels and prime labels. EDP labels usually include some package specific information, such as bar coding, and are designed to meet the needs of key market segments, including retail, health care, small package delivery, manufacturing and required regulatory compliance. Prime labels are high quality promotional and product identification labels used on items such as shampoo bottles and food packages.

RECENT DEVELOPMENTS

     On December 22, 1997, Wallace completed its acquisition of all of the equity of Graphic for an aggregate price of approximately $315 million. To finance the acquisition and to refinance $142 million in outstanding debt of Graphic, Wallace borrowed $437 million under its $500 million senior unsecured credit facility. Graphic, headquartered in Atlanta, Georgia, is the largest sheet-fed commercial printer in the United States (based on number of sheet-fed presses) and manufactures such products as high color marketing literature, annual reports and point-of-sale material, primarily for corporate customers. Graphic will provide Wallace with critical mass in commercial printing, which will allow Wallace to expand its product offerings and geographic coverage. Management expects to continue to service Graphic's established customer base and has begun to offer Graphic's capabilities to Wallace's large, national
customers.   Management also intends to offer Wallace's products and services to Graphic's existing customer base.

     The Company is incorporated in Delaware. Its executive offices are located at 2275 Cabot Drive, Lisle, Illinois 60532 (telephone number (630) 588-5000).


                               USE OF PROCEEDS

     Except as set forth in the Prospectus Supplement for a specific offering of Securities, the net proceeds from the sale of the Securities will be applied by the Company for general corporate purposes.



                     RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges for the Company and its consolidated subsidiaries for the periods indicated. The Company to date has not issued Preferred Stock; therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios of earnings to fixed charges set forth below.

                                                            THREE MONTHS ENDED
                                 YEAR ENDED JULY 31,           OCTOBER 31,
                             ----------------------------   ------------------
                             1997  1996  1995  1994  1993    1997       1996
                             ----  ----  ----  ----  ----    ----       ----
Ratio of earnings to
fixed charges . . . . . . .  26.2  31.2  23.4  22.2  20.2    23.2       31.6


     The computation of the ratio of earnings to fixed charges is based on applicable amounts of the Company and its consolidated subsidiaries. "Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense and an estimated amount of rental expense that is deemed to be representative of the interest factor.



                        DESCRIPTION OF DEBT SECURITIES

     The Debt Securities offered hereby are to be issued under an indenture (the "Indenture") to be executed by the Company and a trustee (the "Trustee"). A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Section references used in this Prospectus refer to sections of the Indenture.

     The following statements relating to the Debt Securities and the Indenture are summaries and do not purport to be complete, and are subject to and are qualified in their entirety by reference to all the provisions of the Indenture. Certain other specific terms of any series of Debt Securities will be described in the applicable Prospectus Supplement. To the extent that any particular terms of the Debt Securities described in a Prospectus Supplement differ from any of the terms described herein, then such terms described herein shall be deemed to have been superseded by such Prospectus Supplement.

GENERAL

     The terms of each series of Debt Securities will be established by or pursuant to a resolution of the Board of Directors of the Company and set forth or determined in the manner provided in an officer's certificate or by a supplemental indenture. (Indenture Section 2.2) The particular terms of each series of Debt Securities will be described in a Prospectus Supplement relating to such series (including any pricing supplement thereto).

     The Debt Securities that may be offered under the Indenture are not limited in aggregate principal amount. The Debt Securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. The applicable Prospectus Supplement (including any pricing supplement thereto) will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities in respect of which this Prospectus is delivered: (1) the title of such Debt Securities; (2) any subordination provisions pertaining to such Debt Securities; (3) the price or prices (expressed as a percentage of the principal amount thereof) at which the Debt Securities will be issued; (4) any limit on the aggregate principal amount of such Debt Securities; (5) the date or dates on which principal on such Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which such Debt Securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the date or dates on which such interest, if any, will commence and be payable and any regular record date for the interest payable on any interest payment date; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at the option of the Company; (9) the obligation, if any, of the Company to redeem or purchase the Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof; (10) the dates, if any, on which and the price or prices at which the Debt Securities will be repurchased by the Company at the option of the Holders thereof and other detailed terms and provisions of such repurchase obligations; (11) the denominations in which such Debt Securities may be issuable, if other than denominations of $1,000 and any integral multiple thereof; (12) whether the Debt Securities are to be issuable in the form of Certificated Debt Securities (as defined below) or Global Debt Securities (as defined below); (13) the portion of principal amount of such Debt Securities that shall be payable upon declaration of acceleration of the maturity date thereof, if other than the principal amount thereof; (14) the currency of denomination of such Debt Securities; (15) the designation of the currency, currencies or currency units in which payment of principal of, premium, if any, and interest, if any, on such Debt Securities will be made;
(16) if payments of principal of, premium, if any, or interest, if any, on the Debt Securities are to be made in one or more currencies or currency units other than that or those in which such Debt Securities are denominated, the manner in which the exchange rate with respect to such payments will be determined; (17) the manner in which the amounts of payment of principal of, premium, if any, or interest, if any, on such Debt Securities will be determined, if such amounts may be determined by reference to an index based on a currency or currencies other than that in which the Debt

Securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index; (18) the provisions, if any, relating to any security provided for such Debt Securities;
(19) any addition to or change in the Events of Default described herein or in the Indenture with respect to such Debt Securities and any change in the acceleration provisions described herein or in the Indenture with respect to such Debt Securities; (20) any addition to or change in the covenants described in the Indenture with respect to such Debt Securities; (21) any other terms of such Debt Securities, which may modify or delete any provision of the Indenture insofar as it applies to such series; and (22) any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the Debt Securities. (Indenture Section 2.2).

     Debt Securities may be issued that provide for an amount less than the stated principal amount thereof to be due and payable upon declaration of acceleration of the maturity thereof pursuant to the terms of the Indenture ("Discount Securities"). Federal income tax considerations and other special considerations applicable to any such Discount Securities will be described in the applicable Prospectus Supplement.

     If the purchase price of any of the Debt Securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, premium, if any, or interest, if any, on any series of Debt Securities is payable in a foreign currency or currencies or a foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be set forth in the applicable Prospectus Supplement.

TRANSFER AND EXCHANGE

     Each Debt Security will be represented by either one or more global securities (a "Global Debt Security") registered in the name of The Depository Trust Company, as depository (the "Depository"), or a nominee of the Depository (each such Debt Security represented by a Global Debt Security being herein referred to as a "Book-Entry Debt Security"), or a certificate issued in definitive registered form (a "Certificated Debt Security"), as set forth in the applicable Prospectus Supplement. Except as set forth under "--Global Debt Securities and Book-Entry System" below, Book-Entry Debt Securities will not be issuable in certificated form. The information in this section concerning the Depository and its book-entry system and procedures has been obtained from sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy of the information in this section.

     Certificated Debt Securities. Certificated Debt Securities may be transferred or exchanged at the Trustee's office or paying agencies in accordance with the terms of the Indenture. No service charge will be made for any transfer or exchange of Certificated Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     The transfer of Certificated Debt Securities and the right to receive the principal of, premium, if any, and interest, if any, on such Certificated Debt Securities may be effected only by surrender of the certificate representing such Certificated Debt Securities and either reissuance by the Company or the Trustee of such certificate to the new Holder or the issuance by the Company or the Trustee of a new certificate to the new Holder.

     Global Debt Securities and Book-Entry System. Each Global Debt Security representing Book-Entry Debt Securities will be deposited with, or on behalf of, the Depository, and registered in the name of the Depository or a nominee of the Depository. Except as set forth below, Book-Entry Debt Securities will not be exchangeable for Certificated Debt Securities and will not otherwise be issuable as Certificated Debt Securities.

     The Depository is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities for its participating organizations ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movements of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include certain other organizations. Indirect access to the Depository's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial
relationship with a participant, either directly or indirectly.   The procedures
that the Depository has indicated it intends to follow with respect to Book-Entry Debt Securities are set forth below.

     Ownership of beneficial interests in Book-Entry Debt Securities will be limited to participants or persons that may hold interests through participants. Upon the issuance of a Global Debt Security, the Depository will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Book-Entry Debt Securities represented by such Global Debt Security beneficially owned by such participants. The accounts to be credited shall be designated by participants participating in the distribution of such Book-Entry Debt Securities.
Ownership of Book-Entry Debt Securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depository for the related Global Debt Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in Book-Entry Debt Securities.

     So long as the Depository for a Global Debt Security, or its nominee, is the registered owner of such Global Debt Security, the Depository or such nominee, as the case may be, will be considered the sole owner or Holder of the Book-Entry Debt Securities represented by such Global Debt Security for all purposes under the Indenture. Except as set forth below, beneficial owners of Book-Entry Debt Securities will not be entitled to have such securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing such securities and will not be considered the owners or Holders thereof under the Indenture. Accordingly, each person beneficially owning Book-Entry Debt Securities must rely on the procedures of the Depository for the related Global Debt Security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

     The Company understands, however, that under existing industry practice, the Depository will authorize the persons on whose behalf it holds a Global Debt Security to exercise certain rights of Holders of Debt Securities, and the Indenture provides that the Company, the Trustee and their respective agents will treat as the Holder of a Debt Security the persons specified in a written statement of the Depository with respect to such Global Debt Security for purposes of obtaining any consents or directions required to be given by Holders of the Debt Securities pursuant to the Indenture. (Indenture Section 2.14.6)

     Payments of principal of, premium, if any, and interest, if any, on Book-Entry Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered Holder of the related Global Debt Security. (Indenture Section 2.14.5) None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Debt Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. However, the Trustee may maintain physical possession of such Global Debt Security on behalf of the Depository or its nominee pursuant to an agreement between the Trustee and the Depository.

     If the Depository is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act, and a successor Depository registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue Certificated Debt Securities in exchange for each Global Debt Security. In addition, the Company may at any time and in its sole discretion determine not to have the Book-Entry Debt Securities of any series represented by one or more Global Debt Securities and, in such event, will issue Certificated Debt Securities in exchange for the Global Debt Securities of such series. Global Debt Securities will also be exchangeable by the Holders for Certificated Debt Securities if an Event of Default with respect to the Book-Entry Debt Securities represented by such Global Debt Securities has occurred and is continuing. Any Certificated Debt Securities issued in exchange for a Global Debt Security will be registered in such name or names as the Depository shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depository from participants with respect to ownership of Book-Entry Debt Securities relating to such Global Debt Security.

NO PROTECTION IN THE EVENT OF A CHANGE OF CONTROL

     Unless otherwise set forth in the applicable Prospectus Supplement, the Debt Securities will not contain any provisions which may afford Holders of the Debt Securities protection in the event of a change in control of the Company or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control of the Company) which could adversely affect Holders of Debt Securities.

COVENANTS

     The applicable Prospectus Supplement will set forth any restrictive covenants applicable with respect to any issue of Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any Person (a "successor Person") unless (i) the Company is the surviving corporation or the successor Person (if other than the Company) is a corporation, partnership, trust or other entity organized and existing under the laws of any United States domestic jurisdiction and expressly assumes the Company's obligations on the Debt Securities and under the Indenture, (ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default shall have occurred and be continuing under the Indenture and (iii) certain other conditions are met. (Indenture Section 5.1)

EVENTS OF DEFAULT

     The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in the payment of any interest on any Debt Security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by the Company with the Trustee or with a paying agent prior to the expiration of such period of 30 days); (b) default in the payment of principal of or premium, if any, on any Debt Security of that series when due and payable; (c) default in the deposit of any sinking fund payment, when and as due in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty that has been included in the Indenture solely for the benefit of a series of Debt Securities other than that series), which default continues uncured for a period of 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization with respect to the Company; and (f) any other Event of Default provided with respect to Debt Securities of that series that is described in the applicable Prospectus Supplement. No Event of Default with respect to a particular series of Debt Securities (except as to certain events of bankruptcy, insolvency or reorganization with respect to the Company) necessarily constitutes an Event of Default with respect to any other series of Debt Securities. (Indenture Section 6.1). The occurrence of an Event of Default may constitute an event of default under the Company's credit agreements in existence from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the Indenture may constitute an event of default under certain other indebtedness of the Company outstanding from time to time.

     Unless otherwise specified in the applicable Prospectus Supplement, if an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by the Holders), declare to be due and payable immediately the principal amount (or, if the Debt Securities of that series are Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all Debt Securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding Debt Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of outstanding Debt Securities. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the outstanding

Debt Securities of that series may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to Debt Securities of that series, have been cured or waived as provided in the Indenture.
(Indenture Section 6.2) For information as to waiver of defaults see the discussion set forth below under "--Modification and Waiver." Reference is made to the applicable Prospectus Supplement (i) relating to any series of Debt Securities that are Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Discount Securities upon the occurrence of an Event of Default, or (ii) relating to any series of Debt Securities that are designated as subordinated debt for the particular provisions relating to acceleration of a portion of the principal amount of such subordinated Debt Securities upon the occurrence of an Event of Default.

     The Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of outstanding Debt Securities, unless the Trustee receives indemnity satisfactory to it against any loss, liability or expense. (Indenture Section 7.1(e)) Subject to certain rights of the Trustee, the Holders of a majority in principal amount of the outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Indenture
Section 6.12)

     No Holder of any Debt Security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy under the Indenture, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of not less than a majority in principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Indenture Section 6.7) Notwithstanding the foregoing, the Holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of, premium, if any, and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Indenture Section 6.8)

     The Indenture requires the Company, within 90 days after the end of each of its fiscal years, to furnish to the Trustee a statement as to compliance with the Indenture. (Indenture Section 4.3) The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any series of any Default or Event of Default (except in payment on any Debt Securities of such series) with respect to Debt Securities of such series if it in good faith determines that withholding such notice is in the interest of the Holders of such Debt Securities. (Indenture Section 7.5)

MODIFICATION AND WAIVER

     The Indenture provides that modifications to, and amendments of, the Indenture or any series of Debt Securities issued thereunder may be made by the Company and the Trustee without the consent of the Holders for the following purposes: (i) to cure any ambiguity, omission, defect or inconsistency; (ii) to comply with Article V (which governs the Company's ability to merge or consolidate with, and to be replaced by, a successor corporation); (iii) to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of any Holder; (v) to provide for the issuance of and establish the form and terms and conditions of Debt Securities of any series as permitted by the Indenture; (vi) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Debt Securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee; or
(vii) to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. (Indenture Section 9.1)

     Other modifications to, and amendments of, the Indenture or any series of Debt Securities issued thereunder may be made by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected by such modifications or amendments. However, no such modification or amendment may, without the consent of the Holder of each outstanding Debt Security affected thereby: (a) change the amount of Debt Securities whose Holders must consent to an amendment, supplement or waiver; (b) reduce the rate of or extend the time for payment of interest (including default interest) on any Debt Security; (c) reduce the principal of or premium, if any, on, or change the fixed maturity of, any Debt Security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of Debt Securities; (d) reduce the principal amount of Discount Securities payable upon acceleration of the maturity thereof; (e) waive a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security (except a rescission of acceleration of the Debt Securities of any series by the Holders of at least a majority in aggregate principal amount of the then outstanding Debt Securities of such series and a waiver of the payment default that resulted from such acceleration); (f) make the principal of, or premium, if any, or interest, if any, on any Debt Security payable in currency other than that stated in the Debt Security; (g) make any change to certain provisions of the Indenture relating to, among other things, the right of Holders of Debt Securities to receive payment of the principal of, premium, if any, and interest, if any, on such Debt Securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or (h) waive a redemption payment with respect to any Debt Security or change any of the provisions with respect to the redemption of any Debt Security. (Indenture
Section 9.3)

     The Holders of at least a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with provisions of the Indenture other than certain specified provisions. (Indenture Section 9.2) The Holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the Holders of all the Debt Securities of such series waive any past default under the Indenture with respect to such series and its consequences, except a default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected (except that the Holders of a majority in principal amount of the outstanding Debt Securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration). (Indenture Section 6.13)

DEFEASANCE OF DEBT SECURITIES AND CERTAIN COVENANTS IN CERTAIN CIRCUMSTANCES

     Satisfaction and Discharge of Indenture. The Indenture provides that, upon satisfaction by the Company of certain conditions, the terms of the Indenture will cease to be of further effect (except for certain obligations to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies, to compensate and indemnify the Trustee and certain provisions relating to the treatment of funds held by paying agents) in the event that either (i) all Debt Securities theretofore authenticated and delivered under the Indenture (other than Debt Securities that have been destroyed, lost or stolen and that have been replaced or paid) have been delivered to the Trustee for cancellation; or (ii) all Debt Securities issued under the Indenture not theretofore delivered to the Trustee for cancellation (a) have become due and payable, (b) will become due and payable at their stated maturity within one year, (c) are to be called for redemption within one year under arrangements satisfactory to the Trustee, at the expense of the Company, or (d) are deemed paid and discharged pursuant to the provisions of the Indenture described under "--Legal Defeasance," below. The Company must, in order to be discharged from its obligations under the Indenture as a result of events described in the preceding sentence, (1) deposit or cause to be deposited with the Trustee trust funds in an amount sufficient for the purpose of paying and discharging the entire indebtedness on such Debt Securities not theretofore delivered to the Trustee for cancellation, for principal and interest to the date of such deposit (in the case of Debt Securities which have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be; (2) have paid or caused to be paid all other sums payable by the Company under the Indenture; and (3) delivered to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with. (Indenture Section 8.1)

     Legal Defeasance. The Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, the Company may be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents) upon the deposit with the Trustee, in trust, of money and/or United States Government Obligations or, in the case of Debt Securities denominated in a single currency other than United States Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may occur only if, among other things, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. (Indenture Section 8.3)

     Defeasance of Certain Covenants. The Indenture provides that, unless otherwise provided by the terms of the applicable series of Debt Securities, upon compliance with certain conditions, (i) the Company may omit to comply with the covenants described above under "--Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the Indenture and any other covenants applicable to such Debt Securities, as well as any additional covenants which may be set forth in the applicable Prospectus Supplement, and
(ii) any omission to comply with such covenants will not constitute a Default or an Event of Default with respect to, and certain Events of Default will be inapplicable to, the Debt Securities of such series ("covenant defeasance"). The conditions include: the deposit with the Trustee of money and/or United States Government Obligations or, in the case of Debt Securities denominated in a single currency other than United States Dollars, Foreign Government Obligations, that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities; and the delivery to the Trustee of an opinion of counsel to the effect that the Holders of the Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and related covenant defeasance had not occurred. (Indenture Section 8.4)

     Covenant Defeasance and Events of Default. In the event the Company exercises its option to effect covenant defeasance with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or United States Government Obligations or Foreign Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their stated maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

     "Foreign Government Obligations" means, with respect to Debt Securities of any series that are denominated in a currency other than United States Dollars,
(i) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by or acting as an agency or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such government, which, in either case under clauses (i) or (ii), are not callable or redeemable at the option of the issuer thereof.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed
in accordance with, the internal laws of the State of New York.   (Indenture
Section 10.10)



                       DESCRIPTION OF PREFERRED STOCK

     Under the Company's Restated Certificate of Incorporation, as amended ("Certificate of Incorporation"), the Company may issue, in one or more classes or series, up to 500,000 shares of its Preferred Stock, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as shall be designated in resolutions adopted by the Board of Directors or a duly authorized committee thereof. No shares of Preferred Stock are currently outstanding, but 250,000 shares of Preferred Stock are reserved for issuance in connection with the Series A Rights described under "Description of Common Stock--Certain Provisions of the Certificate of Incorporation, By-laws and Rights Agreement." The Preferred Stock, if and when issued, will be fully paid and nonassessable and holders thereof will have no preemptive rights.

     The specific terms of any Preferred Stock being offered (the "Offered Preferred Stock") will be described in the Prospectus Supplement relating to such Offered Preferred Stock. The following summaries of certain provisions of the Preferred Stock are subject to, and are qualified in their entirety by reference to, the Certificate of Incorporation and the Certificate of Designation relating to the particular class or series of Preferred Stock. Reference is made to the Prospectus Supplement relating to the Offered Preferred Stock offered thereby for specific terms, including:

(1)  The designation of such Offered Preferred Stock.

(2) The number of shares of such Offered Preferred Stock offered, the liquidation preference per share and the initial offering price of such Offered Preferred Stock.

(3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Offered Preferred Stock.

(4) The date from which dividends on such Offered Preferred Stock shall accumulate, if applicable.

(5) The procedures for any auction and remarketing, if any, of such Offered Preferred Stock.

(6)  The provision of a sinking fund, if any, for such Offered Preferred
     Stock.

(7)  The provision for redemption, if applicable, of such Offered Preferred
     Stock.

(8)  Any listing of such Offered Preferred Stock on any securities exchange.

(9)  The terms and conditions, if applicable, upon which such Offered
     Preferred Stock will be convertible into or exchangeable for Common Stock, and whether at the option of the holder thereof or the Company.

(10) Whether such Offered Preferred Stock will rank senior or junior to or on a parity with any other class or series of Offered Preferred Stock.

(11) The voting rights, if any, of such Offered Preferred Stock.

(12) Any other specific terms, preferences, rights, limitations or restrictions of such Offered Preferred Stock.

(13) A discussion of Federal income tax considerations applicable to such Offered Preferred Stock.

     Subject to the Certificate of Incorporation and to any limitations contained in then outstanding Preferred Stock, the Company may issue additional classes or series of Preferred Stock, at any time or from time to time, with such powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as the Board of Directors or any duly authorized committee thereof shall determine, all without further action of the stockholders, including holders of then outstanding Preferred Stock, of the Company.

                         DESCRIPTION OF COMMON STOCK

     The Company's Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, par value $1.00 per share. As of January 31, 1998, there were approximately 43,409,000 shares of Common Stock outstanding. The outstanding shares of Common Stock are validly issued, fully paid and non-assessable, and the shares of Common Stock offered pursuant to this Prospectus and a related Prospectus Supplement, when issued and sold as contemplated herein and therein, will be validly issued, fully paid and non-assessable.

     The following summary description of the Common Stock of the Company does not purport to be complete and is qualified in its entirety by reference to the Company's Certificate of Incorporation, and to Delaware corporate law.

GENERAL

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock and certain covenants contained in documents governing debt of the Company which may limit the Company's ability to declare or pay dividends. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BY-LAWS AND RIGHTS AGREEMENT

     Certain provisions of the Certificate of Incorporation and By-laws of the Company and the Rights Agreement dated as of March 14, 1990 (the "Rights Agreement") between the Company and Harris Trust and Savings Bank, as Rights Agent, summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     The Certificate of Incorporation or By-laws provide generally (i) that there shall be three classes of directors serving staggered terms; (ii) that directors can be removed from office only by the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in an election of directors, voting together as a single class; (iii) that vacancies on the Board of Directors may be filled only by the remaining directors and not by the stockholders; (iv) that the Board of Directors may adopt, amend or repeal the By-laws of the Company; and (v) for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors at annual meetings of stockholders. In general, notice of intent to nominate a director at an annual meeting must be received by the Company not less than 90 days prior to the annual meeting and must contain certain information concerning the person to be nominated and the stockholder submitting the proposal. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be effected only at an annual or special meeting of stockholders, and stockholder action by written consent in lieu of a meeting is prohibited. The affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal, or adopt any provision inconsistent with, this provision. In addition, special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors.

     Article Ninth of the Certificate of Incorporation of the Company provides that any merger or other business combination between the Company and an interested stockholder (a holder of at least 20% of the outstanding Common Stock) must be approved by the holders of 80% of the outstanding shares of Common Stock unless the price paid for shares of Common Stock in the merger or business combination equals or exceeds the higher of (a) the highest price paid by the interested stockholder for any of its shares of Common Stock, (b) the fair market value of the shares of Common Stock prior to the first public announcement of the merger or business combination and (c) the fair market value of the shares of Common Stock on the date the interested stockholder became an interested stockholder. The merger or business combination must also meet certain form of consideration and procedural requirements. The 80% requirement is not applicable if the merger or business combination is approved by the disinterested directors of the Company.

     Each share of Common Stock has associated with it one preferred share purchase right (the "Series A Right") permitting the holder to purchase one two-hundredth of a share of the Company's Series A Preferred Stock at an exercise price of $115 per share, subject to certain adjustments. The terms of the Series A Rights are set forth in the Rights Agreement. The Series A Rights are not exercisable and are transferable only with the related Common Stock certificates. The Series A Rights become exercisable and separately transferable ten days following a public announcement that a person or group of affiliated or associated persons has become the beneficial owner of 20% or more of the outstanding shares of Common Stock or, if earlier, ten business days (or such other day as the Board of Directors of the Company may determine) following the commencement of a tender or exchange offer that would result in a person or group becoming the beneficial owner of 20% or more of the outstanding
shares of Common Stock.   Thereafter, the Series A Rights will trade separately
from the Common Stock. After the Series A Rights become exercisable, if (i) a person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock, or (ii) the Company is the surviving corporation in a merger or other business combination with the acquiring person, an acquiring person engages in one or more self-dealing transactions involving the Company or a reclassification of stock or other transaction occurs that results in the increase of 1% or more in the percentage of any class of equity securities of the Company that is owned by any acquiring person, each holder of a Right (other than the acquiring person or group) will have the right to receive, upon exercise of such Right, shares of Common Stock, or, in certain circumstances, cash, property or other securities with a value equal to two times the Series A Right's then-current exercise price. In addition, after the acquisition of 20% or more of the outstanding shares of Common Stock by an acquiring person or group, in the event that (i) the Company is acquired in a merger or other business combination, or (ii) 50% or more of the assets or earnings power of the Company is sold or otherwise transferred, each holder of a Right (other than the acquiring person or group) will have the right to receive, upon exercise of such Right, shares of common stock of the acquirer then having a current market value equal to two times the Series A Right's then-current
exercise price.   At any time after the acquisition by a person or group of
beneficial ownership of 20% or more of the outstanding shares of Common Stock of the Company and before the acquisition by a person or group of beneficial ownership of 50% or more of the outstanding shares of Common Stock of the Company, the Board of Directors may exchange the Series A Rights (other than the Series A Rights of such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Series A Right, subject to adjustment. Under certain circumstances, the Series A Rights may be redeemed at a price of $.01 per Series A Right. The Series A Rights will expire on March 31, 2000, unless earlier redeemed by the Company. The Rights Agreement generally provides that a Series A Right will be issued in connection with each share of Common Stock (i) issued prior to the earliest of the Distribution Date (as defined in the Rights Agreement) or the redemption, exchange or expiration of the Series A Rights or (ii) issued at certain other times pursuant to certain options, warrants or convertible securities.

     The foregoing summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation, By-laws and Rights Agreement.

STATUTORY PROVISIONS

     The Company is subject to Section 203 of the Delaware General Corporation
Law ("DGCL").   Section 203 of the DGCL prohibits certain transactions
between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15 percent or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10 percent of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85 percent of the voting stock of the corporation in the transaction in which it became an interested stockholder; or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may choose not to be governed by Section 203 of the DGCL in which case such election becomes effective one year after its adoption.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Boston EquiServe, L.P.



                            PLAN OF DISTRIBUTION

     The Company may sell the Securities in and/or outside the United States:
(i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Securities being offered (the "Offered Securities") will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The underwriter or underwriters with respect to a particular underwritten series of Offered Securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities in respect of which this Prospectus is delivered, and if so specified in the applicable Prospectus Supplement, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the applicable Prospectus Supplement.

     Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, the Company in the ordinary course of business.



                                LEGAL MATTERS

     Certain legal matters with respect to the Securities offered hereby will be passed upon for the Company by Steven L. Carson, Esq., General Counsel of the Company. Mr. Carson is the beneficial owner of 1,180 shares of Common Stock of the Company. Certain legal matters will be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable Prospectus Supplement.

                                   EXPERTS

     The consolidated financial statements and schedules of the Company as of July 31, 1997 and July 31, 1996 and for each of the three years in the period ended July 31, 1997, as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of such auditors pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

========================================    ===================================

NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY                          [WALLACE LOGO]
REPRESENTATION OTHER THAN CONTAINED IN
THIS PROSPECTUS, AND, IF GIVEN, OR MADE,
SUCH INFORMATION OR REPRESENTATION MUST         WALLACE COMPUTER SERVICES, INC.
NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY THE COMPANY OR THE
UNDERWRITERS.  THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY ANY
SECURITIES OTHER THAN THOSE SPECIFICALLY
OFFERED HEREBY, NOR DOES IT CONSTITUTE
AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES OFFERED                       $300,000,000
HEREBY IN ANY JURISDICTION TO ANY PERSON
TO WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION.  NEITHER THE
DELIVERY OF THIS PROSPECTUS NOR ANY SALE
MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE ANY IMPLICATION
THAT THERE HAS BEEN NO CHANGE IN THE
AFFAIRS OF THE COMPANY SINCE THE DATE                    DEBT SECURITIES
HEREOF OR THAT THE INFORMATION CONTAINED                 PREFERRED STOCK
HEREIN IS CORRECT AS OF ANY TIME                           COMMON STOCK
SUBSEQUENT TO THE DATE OF THIS
PROSPECTUS.




                                                          ______________
        ___________
                                                            PROSPECTUS
                                                            _________




         TABLE OF CONTENTS

                                    PAGE

Available Information ..............   2                  ____________, 1998
Incorporation of Certain
  Information by Reference..........   2
Disclosure Regarding
  Forward-Looking Statements........   2
The Company.........................   4
Use of Proceeds.....................   5
Ratios of Earnings to
  Fixed Charges.....................   5
Description of Debt Securities......   6
Description of Preferred Stock......  12
Description of Common Stock.........  14
Plan of Distribution................  16
Legal Matters.......................  16
Experts.............................  16




========================================    ===================================
                                    -18-

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.


S.E.C. registration fee       $88,500
*Legal fees and expenses       75,000
*Printing and engraving        60,000
*Fees of accountants           20,000
*Fees of trustees              11,000
*Blue sky fees and expenses     5,000
*Rating agency fees          210,000
*Miscellaneous                 10,000

      *TOTAL                 $479,500
                             ========

-------------
*  Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law ("DGCL") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with the DGCL, the Certificate of Incorporation of the Company contains a provision to limit the personal liability of the directors of the Company for violations of their fiduciary duty. This provision eliminates each director's liability to the Company or its stockholders for monetary damages except to the extent provided by the DGCL (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, deliberate dishonesty or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     The Certificate of Incorporation of the Company provide for indemnification of the Company's officers and directors to the fullest extent permitted by applicable law. It states that the indemnification provided therein shall not be exclusive. In addition, the Company maintains insurance policies which provide coverage for its officers and directors in certain situations where the Company cannot directly indemnify such officers or directors.

ITEM 16.  EXHIBITS.

     A list of exhibits included as part of this Registration Statements is set forth in the Exhibit Index appearing elsewhere herein and is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     (d)  The undersigned registrant hereby undertakes that:

     (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (the "Act") in accordance with the rules and regulations prescribed by the Commission under
Section 305(b)(2) of the Act.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on February 24, 1998.

                                    WALLACE COMPUTER SERVICES, INC.


                                    By:   /s/ ROBERT J. CRONIN
                                       ------------------------------------
                                              Robert J. Cronin
                                              Director, President and
                                              Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Robert J. Cronin and Michael J. Halloran, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



      Signature                        Title                              Date
      ---------                        -----                              -----
/s/    ROBERT J. CRONIN
-----------------------------   Director, President and            February 24, 1998
       Robert J. Cronin         Chief Executive Officer

/s/    MICHAEL J. HALLORAN
-----------------------------   Vice President, Chief Financial    February 24, 1998
       Michael J. Halloran      Officer and Assistant Secretary
                                (Principal Accounting Officer)

/s/    THEODORE DIMITRIOU
-----------------------------   Chairman of the Board              February 24, 1998
       Theodore Dimitriou

/s/    ALBERT W. ISENMAN, III
-----------------------------   Director                           February 24, 1998
       Albert W. Isenman, III

/s/    JOHN C. POPE             Director                           February 24, 1998
---------------------------
       John C. Pope

/s/    NEELE E. STEARNS, JR.    Director                           February 24, 1998
---------------------------
       Neele E. Stearns, Jr.


                                 EXHIBIT INDEX
EXHIBIT
NUMBER

 *1.1   Form of Underwriting Agreement.

  4.1 Restated Certificate of Incorporation of the Company as filed with the Secretary of the State of Delaware on January 7, 1987 (incorporated by reference to Commission File No. 1-06528, Exhibit 3 to the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1987).

  4.2 Certificate of Amendment amending Section 1 of Article FOURTH of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on November 28, 1989 (incorporated by reference to Commission File No. 1-06528, Exhibit 3 to the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1987).

  4.3 Certificate of Amendment amending Section 1 of Article FOURTH of the Certificate of Incorporation of the Company as filed with the Secretary of State of the State of Delaware on March 14, 1997 (incorporated by reference to Commission File No. 1-06528, Exhibit 3.1C to the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997).

  4.4 Certificate of Designation, Preferences and Rights of Series A Preferred Stock of the Company as filed with the Secretary of State of the State of Delaware on March 15, 1990 (incorporated by reference to Commission File No. 1-06528, Exhibit 3 to the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1990).

  4.5 Amended and Restated By-Laws of the Company on January 5, 1996 (incorporated by reference to Commission File No. 1-06528, Exhibit 3.1 to the Company's Quarterly Report on Form 10-K dated January 31,
        1996).

  4.6 Form of Rights Agreement, dated as of March 14, 1990, between the Company and Harris Trust and Savings Bank, as Rights Agent, which includes as Exhibit A the Certificate of Designation, Preferences and Rights of Series A Preferred Stock, as Exhibit B the form of
        Rights Certificate, and as Exhibit C the form of Summary of Rights (incorporated by reference to Commission File No. 1-06528, Exhibit 28.2 to the Company's Current Report on Form 8-K dated March 14, 1990).

 *4.7 Form of Indenture between the Company and one or more commercial banks to be named, as trustee.

 *4.8   Form of Debt Security.

 *4.9   Certificate of Designation of Preferred Stock.

  5     Opinion of Steven L. Carson, Esq., General Counsel to the Company.

  12    Statement of Calculation of Ratio of Earnings to Fixed Charges.

  23.1  Consent of Arthur Andersen LLP.

  23.2  Consent of Steven L. Carson, Esq. (included in Exhibit 5).

  24 Powers of Attorney (included in the signature page of this Registration Statement).

**25.1 Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1 relating to the Indenture.

* To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
** To be filed separately and at a later date pursuant to Trust Indenture Act Section 305(b)(2).